Exhibit 10-i
Summary of Supplemental Executive Insurance Program
     In 1993, the Company commenced a split dollar life insurance program for certain executives that was designed to provide participants with paid up life insurance policies that would continue over their lives, including post-retirement. Messrs. Alter and Rosoff participate in the split dollar life insurance program pursuant to which the Company agreed to make premium payments on life insurance policies purchased for their benefit. The executive officer has the right to designate the beneficiary under the policies. Upon the death of an insured or termination of the policy, the Company is entitled to receive the amount of its cash investment in the policies out of the proceeds of the policy. Presently, there are split dollar life insurance policies in place for Mr. Alter and Mr. Rosoff which are expected to pay death benefits aggregating approximately $65 million and $5 million, respectively. The split dollar life insurance program standing alone can no longer be executed as originally intended due to changes in law, including the enactment of the Sarbanes-Oxley Act of 2002 and changes in the tax laws. In 2007, the Company adopted the Supplemental Executive Insurance Program (the “SEIP”) that, when coupled with the existing split dollar life insurance program, is designed to provide Messrs. Alter and Rosoff with the same benefits that were originally intended to be provided when the split dollar life insurance program was originally established.
     Pursuant to the SEIP, in lieu of insurance premium payments that the Company expected to pay under the existing split dollar life insurance program, the Company will provide Messrs. Alter and Rosoff with additional payments to cover their tax costs and unanticipated additional insurance premiums that the executives may need to fund directly in the future. These additional payments to Messrs. Alter and Rosoff will be taxable to the participants and the new arrangement includes a tax gross-up for both participants. The SEIP will be treated for tax purposes as a form of nonqualified deferred compensation. In addition to the SEIP, the Company purchased an additional life insurance policy for Mr. Alter in order to replace the portion of split dollar benefits that were contemplated under the original split dollar life insurance program that cannot be fully funded due to the changes in law. For both Messrs. Alter and Rosoff, the full rights to the SEIP are scheduled to vest with their continuing employment with the Company over time and will be fully vested when each participant reaches age 70. Vesting would also accelerate upon a change of control, and in this circumstance, Messrs. Alter and Rosoff would also be entitled to a tax gross up payment in an amount equal to any taxes due as a result of the accelerated vesting and the taxes on such payment.
     The SEIP is also designed so that it would automatically curtail accruals of deferred compensation benefits in the event that any changes to Section 409A of the Internal Revenue Code of 1986, as amended, are enacted in the future which would require a reduction in the benefits that are intended to be delivered to Messrs. Alter and Rosoff through the SEIP. As a result, the SEIP should remain in compliance with any such legislation if it is adopted and, in that case, the Company would make commensurate payments to Messrs. Alter and Rosoff on an after tax basis to provide them with the full economic benefit contemplated by this program before such legislation was enacted.
     This description of the SEIP is a summary only and is qualified in its entirety by reference to the full text of any documents related to the program that are subsequently filed by the Company in accordance with applicable requirements.